Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form N-14 of our reports dated September 13, 2019 and June 17, 2019, relating to the financial statements and financial highlights, which appears in Fidelity Low Priced Stock Fund (one of the funds constituting Fidelity Puritan Trust) and Fidelity Event Driven Opportunities Fund (one of the funds constituting Fidelity Concord Street Trust) Annual Reports on form N-CSR for the years ended July 31, 2019 and April 30, 2019, respectively. We also consent to the references to us under the headings “Experts” and “Additional Information About the Funds” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 6, 2020